United States securities and exchange commission logo





                     December 18, 2023

       Ziv Elul
       Chief Executive Officer
       Israel Acquisitions Corp
       12600 Hill Country Blvd, Building R, Suite 275
       Bee Cave, TX 78738

                                                        Re: Israel Acquisitions
Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed December 7,
2023
                                                            File No. 001-41593

       Dear Ziv Elul:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Lynwood E. Reinhardt,
Esq.